River Glen Cocktails

We are a company that creates, produces and markets high quality items in the Beverage Alcohol business. We target specific gaps that exist in trends, product name, price point, promotional opportunities and offer clear paths to success.


RIVER
GLEN
NOTEWORTHY
KENTUCKY 10
NOTEWORTHY
KENTUCKY STRAIGHT BOURBON WHISKEY
KENTUCKY
10
NOTEWORTHY

Invest

$99.45 minimum investment

DEADLINE: February 16, 2024

in 2 months

SHARE PRICE

$2.21

TOTAL RAISED

$0

VALUATION

$12,632,139

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION


ON A MISSION
To leave a lasting legacy in the spirits industry by creating unique and distinguishable brands
KENTUCKY
10
KENTUCKY STRAIGHT BOURBON WHISKEY

At River Glen, our mission is to create unique and distinguishable brands that will leave a lasting legacy in the spirits industry.

Our team brings 100 years of combined experience in the spirits industry and established relationships with key distributors and chains.

Our first product is our Kentucky 10 Bourbon, now available in 20 states. In Kentucky 10's first full year of launch, the bourbon earned over $800,000 in revenue and received a Gold Medal 92-point rating from the esteemed Beverage Testing Institute. Now, we are preparing to launch our new Noteworthy Flavored Bourbon product and to expand sales into new states and several countries.

PROBLEM

There are many barriers to entry in the spirits market, and smaller, high-quality brands can often struggle to navigate the national market. We offer the agility, partnerships, and experience to bring these items to market efficiently and successfully.

SOLUTION

We work with the distillery where we buy the corn from 10 local farmers to distill, produce, and bottle Kentucky10 Bourbon to precise specifications. We believe this agreement ensures that **we have the highest quality Kentucky Bourbon at the levels that we need to grow our business to meet consumer demands.**

We work with Citadel Beverages to sell the product to wholesalers throughout the country. They then sell through distributors such as Breakthru Beverage, RNDC, Horizon Beverages, Athens Distributors, General Wholesale, General Wine and Spirits, Monsieur Touton, Johnson Brothers, and Southern Crown, among others.


JOIN US TODAY
as we continue to build on the early success of Kentucky 10 Bourbon and more innovative spirit brands to come
KENTUCKY
10
WHEATED SMALL BATCH
KENTUCKY STRAIGHT BOURBON WHISKEY

SUCCESS TO DATE

We help our Gold Medal 92-point-rated Bourbon stand out in the spirits market through established distribution relationships and informed sales and marketing analytics that come with our team's 100+ years of combined experience.

Our customers include Citadel Beverages, who work with BevMO, SEG (Winn-Dixie), Liquor Barn, Binnys, Total Wine & More, GoPuff, ABC liquors, Kappys, and Kroger.

Our Kentucky 10 Bourbon has achieved over $800,000 in revenue in its first full year, and we are preparing to launch our new Flavored Bourbon product in 2023.


RECEIVED A GOLD
MEDAL 92 POINT RATING
from the esteemed Beverage
Testing Institute
KENTUCKY
10
WHEATED SMALL BATCH
KENTUCKY STRAIGHT
BOURBON WHISKEY
BEVERAGE TESTING INSTITUTE
2022
GOLD

BUSINESS MODEL

We are a company that creates, produces and markets high quality items in the Beverage Alcohol business. We target specific gaps that exist in trends, product name, price point, promotional opportunities and offer clear paths to success.

The spirits industry handles the ups and downs of the financial markets equally well. The business has several barriers to entry. You must have industry knowledge, experience and relationships to succeed. The success that can be created by a firm that understands all of the obstacles and can navigate through them often succeeds for decades. The larger multinationals continue to buy smaller regional items with an eye on explosive international growth.

> **"The global alcoholic beverages market size was valued at $1.624 trillion in 2021, and alcoholic beverages market size is projected to reach $2.0366 trillion by 2031, growing at a CAGR of 2.2% from 2022 to 2031."**
>
> ---
> *Allied Market Research*

MARKET

We are focusing on markets that have strong wholesalers and retail groups to work with on placing and promoting Kentucky 10 Bourbons and soon Noteworthy Bourbons.

River Glen has a simple way to bring items to market. Our leadership has been in the industry for over 30 years and we know how to create and build brands.

We purchase products from our production partners ensuring the highest quality ingredients and results. We then sell that to our wholesale partners that take the product to market throughout their respective territories. We work with Citadel Beverages to take our product to wholesalers throughout the country. They are contracted to sell through such esteemed distributors as Breakthru Beverage, RNDC, Horizon Beverages, Athens Distributors, General Wholesale, General Wine and Spirits, Johnson Brothers, and Monsieur Touton among others.

TEAM



KENTUCKY
KENTUCKY
10

Brendan Feeley

Founder & Chief Executive Officer

Mr. Feeley has spent 31 years in the beverage business, 17 of those years with Brown- Forman, beginning in New York City and followed by various roles of increasing responsibility throughout the United States. During his tenure he lived in New York, Massachusetts, Florida, Atlanta, San Francisco, New Jersey, and Ohio. He then managed the 31 Eastern US states for Phillips Distilling for 10 years. Mr. Feeley was Chief Commercial Officer of a non alcoholic beverage company for two years prior to launching River Glen LLC. Mr. Feeley is responsible for managing all operations of the Company.



Lawrence M Sheppard

EVP of Sales

Larry has been in the Beverage Industry for 38 years in both the Wholesale and Manufacturing tiers. Scaled in Spirits, Wine, Beer and non-alcoholic beverages in top managerial positions for SGWS, Phillips, Coors, Romano Bros, and Citadel Beverages.

Larry works 40 hours per week for River Glen Cocktails, Inc.

USE OF PROCEEDS

If the offering's maximum amount of $442,000 is raised:

Use	Value	% of Proceeds
Production	$200,000	45.2%
Marketing	$180,000	40.7%
General & Administrative	$95,500	21.6%
Intermediary fees	$21,658	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in River Glen Cocktails, Inc.. This offering must raise at least $10,000 by February 16, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. River Glen Cocktails may issue additional securities to raise up to $442,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,915,900 shares
× $2.21 per share

$13,074,139 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on December 6, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Dec 6, 2023 • Primary offering of 200,000 shares at $2.21

Dec 6, 2023 • Filed Form C

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